Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement 333-226173 of our report dated May 3, 2018 (August 8, 2018 as to the effects of the Second Amended and Restated Articles of Incorporation described in Note 17), relating to the financial statements of Mesa Air Group, Inc. appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

August 8, 2018